United States securities and exchange commission logo





                      February 26, 2024

       Scott Bowman
       Chief Financial Officer
       Leslie's, Inc.
       2005 East Indian School Road
       Phoenix, AZ 85016

                                                        Re: Leslie's, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2023
                                                            File No. 001-39667

       Dear Scott Bowman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services